EXHIBIT 10.1
26601 W. Agoura Road
Calabasas, California 91302 USA
Tel: 877.FOR.IXIA
Fax: 818.871.1805
www.ixiacom.com
August 6, 2007

CONFIDENTIAL

Atul Bhatnagar 19193 Allendale Avenue Saratoga, CA 95070	Via Federal Express
Dear Atul,
On behalf of Ixia (“Ixia” or the “Company”), I am pleased to offer you employment as President and Chief Operating Officer of the Company under the terms and conditions set forth in this letter. As President and Chief Operating Officer, you will report directly to the Chief Executive Officer of the Company and will have such duties and responsibilities as set forth in Ixia’s Bylaws and as may be delegated to you from time to time by the Chief Executive Officer or the Board of Directors. You will be principally responsible for managing the day-to-day operations of Ixia and for developing and implementing Ixia’s strategic and tactical goals.
Your start date will be September 4, 2007. Within 30 days following the commencement of your employment with Ixia, you will be appointed to the Board of Directors.
It is our expectation that if in the discretion of the Company’s Board of Directors you satisfactorily perform your duties and responsibilities as President and Chief Operating Officer, then you will be appointed as Chief Executive Officer and President of the Company to succeed Errol Ginsberg on or before February 1, 2008.
You agree to devote your full-time attention and best efforts to the performance and discharge of such duties and responsibilities and to perform and discharge such duties and responsibilities faithfully, diligently and to the best of your abilities.
Your starting annual base salary will be $375,000 payable in accordance with Ixia’s payroll policies as in effect at that time. You will be eligible to participate in the Company’s 2008 executive officer bonus plan, as approved by the Ixia Board of Directors, with a target bonus opportunity of 75% of your 2008 annual salary upon 100% achievement of the Company’s 2008 financial targets and a maximum bonus opportunity of up to 100% of your 2008 annual salary if the Company exceeds its 2008 financial targets.

Mr. Bhatnagar
August 6, 2007

For 2007, you will be eligible to receive a discretionary bonus in the maximum amount of $100,000, based on the percentage degree to which you achieve certain individual business and/or strategic objectives assigned to you for 2007. The Compensation Committee of the Board of Directors, in its discretion, will determine the amount of your bonus no later than February 15, 2008, and any amount so determined will be paid within 30 days following the Compensation Committee’s determination.
As a new employee, you will be eligible to participate in Ixia’s benefit programs (e.g., medical, dental, life insurance, etc.), which are generally available to the Company’s executive officers. In addition, you will be designated as an “Eligible Officer” under Ixia’s Officer Severance Plan (a copy of which has been provided to you).
You will be offered the opportunity to participate in Ixia’s Employee Stock Purchase Plan and 401(k) Plan upon your satisfaction of the eligibility requirements for such Plans.
As part of your compensation package, I will recommend that the Company’s Compensation Committee grant to you, within 30 days following your start date, under the Company’s Amended and Restated 1997 Equity Incentive Plan (the “Plan”): (i) nonstatutory stock options (“NSOs”) to purchase 400,000 shares of Ixia Common Stock (“Option A”); (ii) NSOs to purchase 300,000 shares of Ixia Common Stock (“Option B”); and (iii) 15,000 Restricted Stock Units (“RSUs”). The exercise price of your Options will be equal to the closing sales price of Ixia Common Stock on the date on which the Options are granted.
Option A will vest and become exercisable with respect to 100,000 shares upon completion of one year of employment with the Company, and the remaining 300,000 shares subject thereto will vest and become exercisable, cumulatively, in 12 equal quarterly installments commencing on the last day of the first full calendar quarter following the initial vesting date of your option, as long as you remain an employee of the Company. Option B will vest and become exercisable as to all 300,000 shares subject thereto upon the Company’s achievement of certain financial goals.
Both Option A and Option B will be subject to the terms and provisions of the Plan and the Stock Option Agreements evidencing the grant of your Options. Both Option A and Option B will expire, to the extent previously unexercised, upon the earlier of four years from the vesting date of grant or 30 days (at a minimum) after you cease to be an employee of the Company. In addition to the foregoing principal terms, both Option A and Option B will include such other terms and conditions that are customarily included in options granted to employees of the Company.
Your RSUs will vest and the shares represented thereby will automatically be issued in eight equal quarterly installments, with the first installment vesting on November 15, 2007 and one additional installment vesting on the 15th day of the second month of each calendar quarter thereafter as long as you remain an employee of the Company. Your RSUs will be subject to the terms and provisions of the Plan and your RSU Agreement.

Mr. Bhatnagar
August 6, 2007

Ixia will reimburse you for (i) the commissions and fees paid by you in connection with the sale of your current home, (ii) the closing costs you incur in connection with your purchase of a new home in the Los Angeles area (provided that such closing occurs prior to August 1, 2008), and (iii) up to a maximum of $30,000 for your actual reasonable out-of-pocket travel, moving and other expenses relating to your relocation to the Los Angeles area. In addition, the Company will pay you up to an additional $15,000 to reimburse you for unanticipated or incidental matters related to your relocation. The Company will also reimburse you for the reasonable costs of temporary housing in the Los Angeles area pending your relocation (up to a maximum of six months).
As a condition of commencing your employment with Ixia, you will be required to sign Ixia’s standard “Confidentiality and Non-Disclosure Agreement and Assignment of Rights” (a copy of which is enclosed herewith). In addition, due to immigration law requirements, it will be necessary for you to complete an Employee Eligibility Form (I-9). In connection therewith, we will need appropriate identification as set out on page two of the Employee Eligibility Form (I-9).
As with every Ixia employee, you reserve the right to terminate your employment at any time, and we reserve the right in our discretion to terminate your employment with immediate effect, for any reason or no reason, and without any liability for compensation or damages. We hope, however, that this will be a long and mutually beneficial relationship. Our offer is expressly subject to our completion and receipt of satisfactory background reference checks on you which we expect to complete within the next week.
This letter contains our entire understanding with respect to your employment with Ixia and supersedes all prior or contemporaneous representations, promises, discussions or agreements with respect to the subject matter hereof, whether written or oral, and whether made to you or with you by any employee, director or officer of, or any other person affiliated with, Ixia or any actual or perceived agent thereof. Ixia reserves the right to make reasonable minor changes to the terms and conditions of employment of all its employees (including you); such changes shall be notified by way of a general notice to all employees and shall take effect from the date of the notice (unless such other effective date is specified in the notice). Subject thereto, the provisions of this letter may be amended, modified, supplemented or waived only by a writing specifically identifying this letter and signed by you and by myself or the Chairman of the Ixia Board of Directors on behalf of Ixia. If you have any questions about the meaning of any of the terms or provisions included herein, please let me know at your earliest convenience.
This letter and the rights and obligations of the parties hereto shall be governed and construed under the laws of the State of California.
Atul, we believe that Ixia can provide you with a meaningful opportunity for professional growth and financial return. We look forward to working with you and believe that you can make a very significant, positive contribution to the success of Ixia. Our Company offers you an opportunity to put your experience, abilities, dedication, energy and creativity to excellent use. Welcome to the team!

Mr. Bhatnagar
August 6, 2007

Please acknowledge your acceptance of this offer prior to August 9, 2007 by signing and dating the enclosed copy of this letter where indicated below and sending (i) to me either a copy of the signed agreement by fax (818.936.0564) or a pdf copy (errol@Ixiacom.com) and (ii) the signed copy to me at Ixia, 26601 W. Agoura Road, Calabasas, California 91302.

Sincerely,
/s/ Errol Ginsberg

Errol Ginsberg President and Chief Executive Officer

Acknowledged and Accepted:

/s/ Atul Bhatnagar	Date: August 8, 2007
Atul Bhatnagar